SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

August 20, 2003

DMI FURNITURE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-4173	41-0678467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Oxmoor Place
101 Bullitt Lane
Louisville, Kentucky		40222
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (502) 426-4351

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 9.	Regulation FD Disclosure.

The following information was included under the heading “Recent Developments” in our Solicitation/Recommendation Statement on Schedule 14D-9 under the Securities Exchange Act of 1934, as amended:

“Recent Developments

In its public statements following the release of its earnings for the third fiscal quarter conference call, the Company stated that it could not predict when order levels would pick up and expected the operating environment in the fourth fiscal quarter to continue to be difficult. In addition to the current soft market for residential and commercial furniture, the shipment levels in fourth quarter of fiscal 2002 were the highest in the Company’s history. Accordingly, the Company continues to expect a significant decline in revenue for the fourth quarter of fiscal 2003 as compared to the fourth quarter of fiscal 2002.

The Company’s fourth fiscal quarter will not end until August 30, 2003, and it has not historically been the Company’s practice to estimate future financial results. Events that affect the day-to-day timing of when importing revenue is recognized and other factors make it difficult to accurately predict revenue as of a specific future date. The Company currently estimates that revenue for the fourth quarter of fiscal 2003 will be down from between 7% to 15% from the comparable period from a year ago.”

The foregoing contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include anticipated sales, profitability, cash flow levels, and purchases by major customers, in addition to those factors set forth in the company’s required filings with the U.S. Securities and Exchange Commission.

This information is furnished pursuant to Item 9 of Form 8-K and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. By filing this amendment to a report on Form 8-K and furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMI FURNITURE, INC.
Registrant

Date: August 20, 2002	By:	/S/ Phillip J. Keller
Phillip J. Keller
Vice President of Finance and Chief Financial Officer

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